Exhibit 99.1

Investors May Contact:

Ryan Marsh

Treasurer

(770) 418-8211

ir@asburyauto.com

Reporters May Contact:

Katherine Mason

Porter Novelli

(404) 995-4516

katherine.mason@porternovelli.com

Asbury Automotive Group, Inc. Provides Updates on Refinancing Activities

•	Successful Completion of its Consent Solicitation for 2017 Notes

•	Expiration of the Consent Payment Deadline Pursuant to Its Tender Offer For its 2014 Notes

•	Closing of Previously Announced $200 Million 8.375% Senior Subordinated Notes Offering

•	Commencement of Redemption of Remaining 2014 Notes

Duluth, Ga., November 16, 2010 /PRNewswire via COMTEX/ — Asbury Automotive Group, Inc. (NYSE:ABG) (the “Company”), one of the largest automotive retail and service companies in the U.S., today provided an update on certain of its refinancing activities.

On November 15, 2010, the Company successfully completed its previously announced solicitation of consents (the “Consent Solicitation”) from holders of its outstanding 7.625% Senior Subordinated Notes due 2017 (the “2017 Notes”) of certain proposed amendments to the indenture governing the 2017 Notes. The Company received consents from holders of approximately 98.62% of outstanding 2017 Notes. In addition, the Company also announced that on November 15, 2010, the consent payment deadline under its previously announced tender offer and consent solicitation (the “Tender Offer”) for any and all of its outstanding 8% Senior Subordinated Notes due 2014 (the “2014 Notes”) had expired. Any 2014 Notes validly tendered, and not withdrawn, after the consent payment deadline but before the expiration of the Tender Offer will be entitled to receive the Tender Offer consideration but not the consent payment. The Tender Offer is scheduled to expire at 8:00 a.m., New York City time, on December 1, 2010, unless extended by the Company (the “Expiration Date”).

On November 16, 2010, the Company accepted for payment, and paid for, all 2014 Notes validly tendered and not validly withdrawn prior to the consent payment deadline, consisting of $178,007,000 in aggregate principal amount (representing approximately 99.21%) of outstanding 2014 Notes. In connection with each of the Consent Solicitation and the Tender Offer, the Company received the requisite consents to amend, and enter into amendments to, the indentures governing the 2014 Notes and 2017 Notes.

In addition, the Company today announced the closing of its previously announced offering of $200 million principal amount of 8.375% Senior Subordinated Notes due 2020 (the “2020 Notes”) in a private offering exempt from registration under the Securities Act of 1933. The Company used a portion of the net proceeds from the sale of the 2020 Notes to pay the consent payments in the Consent Solicitation and to repurchase the 2014 Notes validly tendered and not validly withdrawn in the Tender Offer prior to the consent payment deadline, and to pay all related expenses. The Company intends to use the remaining proceeds therefrom to pay for any remaining 2014 Notes that are validly tendered in the Tender Offer prior to the Expiration Date, and to redeem any remaining outstanding 2014 Notes that are not tendered in the Tender Offer. After paying for all 2014 Notes validly tendered and not validly withdrawn prior to the consent payment deadline in the Tender Offer, there remain outstanding $1,423,000 in aggregate principal amount of 2014 Notes.

The Company also announced that it will redeem all 2014 Notes that remain outstanding, after completion of the Tender Offer, on December 16, 2010 at a redemption price of 102.667%, plus accrued and unpaid interest to, but not including, that date. A notice of redemption is being distributed to holders of the 2014 Notes commencing on November 16, 2010.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the 2014 Notes or the 2017 Notes or any other securities, and shall not constitute an offer, solicitation or sale of any notes or other securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. An official notice of redemption will be mailed to all holders of 2014 Notes.

About Asbury Automotive Group, Inc.

Asbury Automotive Group, Inc., headquartered in Duluth, Georgia, a suburb of Atlanta, is one of the largest automotive retailers in the U.S. Built through a combination of organic growth and a series of strategic acquisitions, Asbury currently operates 81 retail auto stores, encompassing 110 franchises for the sale and servicing of 37 different brands of American, European and Asian automobiles. Asbury offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical fact, and include statements relating to the Tender Offer and the redemption of the 2014 Notes. These statements are based on management’s current expectations and beliefs and involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, the Company’s ability to complete the Tender Offer, the redemption of the 2014 Notes, market factors, Asbury’s relationships with, and the financial stability of, vehicle manufacturers and other suppliers, risks associated with Asbury’s indebtedness (including available borrowing capacity and compliance with its financial covenants), Asbury’s relationships with, and the financial stability of, its lenders and lessors, risks related to competition in the automotive retail and service industries, general economic conditions both nationally and locally, governmental regulations, legislation and other factors disclosed from time to time. There can be no guarantees that Asbury’s plans for future operations will be successfully implemented or that they will prove to be commercially successful.

These and other risk factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements are and will be discussed in Asbury’s filings with the Securities and Exchange Commission from time to time, including its most recent annual report on Form 10-K and any subsequently filed quarterly reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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